UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 5, 2015 (July 31, 2015)

Starboard Resources, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-1554970	45-5634053
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300E. Sonterra Blvd, Suite 1220 San Antonio, Texas		78258
(Address of principal executive offices)		(zip code)

Registrant’s telephone number, including area code: (210) 999-5400

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 2.01            Completion of Acquisition or Disposition of Assets; and

Item 8.01            Other Events

On July 31, 2015, Starboard Resources, Inc. (the “Company”) sold all of its Oklahoma properties, which were located in Logan and Kingfisher Counties, Oklahoma, to Remora Petroleum, LP (Austin, TX) for $7,249,390.  The purchaser is not affiliated with any Company officers, directors or material stockholders.

As part of this transaction, the Company entered into the Fifth Amendment to its Credit Agreement with Independent Bank (“Amendment”).  The Amendment provides that $4,000,000 of the purchase price was paid to Independent Bank to pay down its credit facility with Independent Bank.  The Amendment requires that an additional $2,000,000 would be held by Independent Bank in a control account.

The Amendment further states that the Credit Agreement’s $21,000,000 borrowing base is reduced to $17,000,000 and that the Company cannot demand further funds under this Credit Agreement until the next redetermination of the borrowing base and the cure of any deficiency loan amount over the adjusted borrowing base.

The Amendment also places limits on the use of the $2,000,000 in the control account.  It provides that the control account funds shall be applied, first, to any borrowing base deficiency after redetermination, and second, to any remaining amount on the loan or to the Company in the sole discretion of Independent Bank.  The Amendment also requires the Company to use the funds it has received from the Oklahoma properties transaction (after payment of the $4,000,000 to Independent Bank and the $2,000,000 to the control account) to its outstanding third party accounts payables.

The Amendment is attached as Exhibit 99.1 to this Form 8-K.

The current outstanding amount under the Independent Bank Credit Agreement is approximately $16,750,000.

ITEM 9.01          FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits.

Exhibit No.          Description

99.1                      Fifth Amendment to Credit Agreement with Independent Bank dated July 31, 2015.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Starboard Resources, Inc.

Date: August 5, 2015	By:	/s/ Michael Pawelek
Michael Pawelek
Chief Executive Officer